BRITISH COLUMBIA

Number: BC0316008

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that SIYATA MOBILE INC. changed its name to CORE AI HOLDINGS, INC. on October 2, 2025 at 07:48 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On October 2, 2025

SINEAD O'CALLAGHAN
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE